Exhibit 99.1
Contacts:
Michael Dale
President and Chief Executive Officer of ATS Medical, Inc
(763) 553—7736
Michael Kramer
Chief Financial Officer of ATS Medical, Inc
(763) 557—2222
Investors:
Parice Halbert, CFA
Westwicke Partners
(443) 213—0500
ATS Medical Reports Shareholder Approval of Acquisition by Medtronic
MINNEAPOLIS — August 5, 2010 — ATS Medical, Inc. (NASDAQ: ATSI) today announced that its shareholders approved Medtronic, Inc.’s acquisition of ATS Medical for $4.00 per share in cash for each share of ATS Medical stock, which per share amount is subject to decrease in the limited circumstances described in the Agreement and Plan of Merger, dated April 28, 2010, between ATS Medical, Inc., Medtronic, Inc. and Pilgrim Merger Corporation (the “Merger Agreement”). Approximately 64,215,012 shares were voted (in person or by proxy) at the special meeting of shareholders held August 5, 2010, representing 78.9 percent of ATS Medical’s total outstanding voting shares as of the July 2, 2010 record date. Of those shares voting, approximately 61,292,808 shares voted in favor of approval of the Merger Agreement, representing 95.5 percent of the shares that were voted and 75.3 percent of the shares outstanding as of the July 2, 2010 record date. ATS Medical did not receive a notice of intent to exercise dissenter’s rights from any holders of shares outstanding as of the July 2, 2010 record date.
ATS Medical recently confirmed receipt of the last remaining antitrust clearance, and accordingly has received all required antitrust approvals relating to the merger. The closing of the merger remains subject to the satisfaction or waiver of customary closing conditions specified in the Merger Agreement. ATS Medical expects that the closing of the merger will take place on or about August 12, 2010, assuming satisfaction or waiver of all such conditions to closing.

About ATS Medical
ATS Medical, Inc. is dedicated to ‘Advancing The Standards’ of cardiac surgery through the development, manufacturing and marketing of innovative products and services for the treatment of structural heart disease. ATS Medical serves the cardiac surgery community by focusing on heart valve disease therapy and ablation of cardiac arrhythmias.
About Medtronic
Medtronic, Inc. (www.medtronic.com), headquartered in Minneapolis, is the global leader in medical technology — alleviating pain, restoring health, and extending life for millions of people around the world. The CardioVascular business is committed to advancing the treatment of coronary, peripheral, aortic and structural heart disease through collaboration with leading clinicians, researchers and scientists worldwide.
Safe Harbor
This press release contains forward-looking statements, which include statements regarding the anticipated completion of the merger between ATS Medical and Medtronic and the expected closing date of the merger. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results or outcomes to be materially different from those anticipated in this Press Release including, among others, material changes in the economic environment and the cardiac surgery industry and other factors relating to ATS Medical and Medtronic that may impact the timing or occurrence of the closing of the merger. In addition, actual outcomes are subject to other risks and uncertainties that relate more broadly to ATS Medical’s overall business, including those more fully described in ATS Medical’s filings with the Securities and Exchange Commission, including its Proxy Statement dated July 13, 2010 for the Special Shareholders’ Meeting held August 5, 2010, its Annual Report on Form 10-K for the year ended December 31, 2009 and its Quarterly Reports on Form 10-Q for the quarter ended April 3, 2010. ATS Medical assumes no obligation to update these forward-looking statements.